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                                                                     Exhibit 5.1

[LETTERHEAD OF SCHOTTENSTEIN, ZOX, & DUNN]



November 7, 1997


The Wendt-Bristol Health Services Corporation
280 North High Street, Suite 760
Columbus, Ohio 43215

         RE:      The Wendt-Bristol Health Services Corporation
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested our opinion with respect to 125,000 shares of the Common Stock, par value $0.01 per share (the "Shares"), of The Wendt-Bristol Health Services Corporation, a Delaware corporation (the "Company") and an indeterminate number of participation interests (the "Plan Interests") in The Wendt-Bristol Health Services 401(k) Plan (the "Plan"), that are to be offered pursuant to the Plan. The Shares and the Plan Interests are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined the Company's Amended Certificate of Incorporation and Bylaws and the Plan's Adoption Agreement, Savings Plan and Savings Plan Trust. We have also examined the records of corporate proceedings taken in connection with the adoption of the Plan.

         Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         This opinion is issued to you solely for use in connection with this Registration Statement, and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency, firm, corporation or any other person without our prior written consent.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Schottenstein, Zox & Dunn Co. L.P.A.

/s/  Schottenstein, Zox & Dunn Co. L.P.A.
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